Exhibit 99(h)(6)

THIRD AMENDMENT TO THE

SUB-ADMINISTRATION AGREEMENT

THIS THIRD AMENDMENT effective as of October 30, 2018 to the Sub-Administration Agreement dated as of July 1, 2005, and as previously amended (the “Agreement”), is entered into by and between U.S. Bancorp Asset Management, Inc., a Delaware corporation (“USBAM”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to replace Schedule B with a new Schedule B; and

WHEREAS, Section 8 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Schedule B is hereby superseded and replaced in its entirety with the attached Schedule B.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

U.S. BANCORP ASSET MANAGEMENT, INC. U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jill Stevenson	By: /s/ Dana L. Armour

Printed Name: Jill Stevenson	Printed Name: Dana L. Armour

Title: Treasurer	Title: Senior Vice President

Schedule B to the Sub-Administration Agreement

Fund Administration and Fund Accounting Services Fee Schedule at October 30, 2018

Money Market Funds

Annual Fee Based Upon Average Net Assets per Fund

0.916667 basis points on the First American Fund assets

Money Market Funds – Multiple NAV Strike Adjustment

Two to Four NAV Strikes: 20% increase in basis points charge on Institutional Prime Obligations Fund balance.

Third Party Administrative Data Charges (descriptive data for each security)

▪	$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Fund Administration Reporting

▪	Advisor Information Source: $150 per fund monthly charge
▪	Clear Portfolio: $850 per fund monthly charge
▪	Confluence N-MFP: $4,000 per fund annual charge
▪	Form N-CEN: $250 per fund (commencing on the date each such fund is required to first begin preparing its Form N-CEN filing)

Miscellaneous Expenses

Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services

Available but not included above are the following services – USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (Diligent), Master/Feeder Structures and additional services mutually agreed upon.

Fund Administration and Fund Accounting Services Fee Schedule at October 30, 2018

(continued)

Data Services

Pricing Services (Contingent on using IDC for pricing on all funds)

$0.08 - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards

$0.50 - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Currency Rates, Mortgage Backed

$0.80 - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

$0.90 - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

$1.00 - Bank Loans

$1.50 - Swaptions

$3.00 - Credit Default Swaps

$500 per Month Manual Security Pricing (>25 per day)

Pricing Services – Intraday Pricing Funds (Price based on 2-3 strikes; additional strikes priced separately)

$1.00 - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards

$1.00 - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Currency Rates, Mortgage Backed

$1.00 - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

$1.00 - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

$1.00 - Bank Loans

$1.50 - Swaptions

$1.00 - Credit Default Swaps

$500 per Month Manual Security Pricing (>25 per day)

 Fair Value Services (Charged at the complex level)

▪	$0.6651 per security on the First 100 Securities
▪	$0.4804 per security on the Balance of Securities

Corporate Action & Factor Services (security Paydown)

▪	$2.00 per Foreign Equity Security per Month
▪	$1.00 per Domestic Equity Security per Month
▪	$2.00 per CMOs, Asset Backed, Mortgage Backed Security Per Month

Eagle STAR Allocation Charges

▪	$1,000 per CUSIP monthly charge

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses

Including but not limited to SWIFT processing and customized reporting.

Additional Services

Master/Feeder structures and additional services mutually agreed upon.

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